Exhibit 99.2

Navigators Announces Two-for-One Stock Split

STAMFORD, CT, December 6, 2016 – The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its Board of Directors has approved a two-for-one stock split of the Company’s outstanding shares of common stock, to be effected in the form of a stock dividend. Stockholders of record at the close of business on December 30, 2016 will receive one additional share of common stock for every share of common stock held. The additional shares of common stock will be issued on January 20, 2017.

This stock split will not change the proportionate interest that a stockholder has in the Company. After giving effect to the stock split, the number of outstanding shares of the company’s common stock will increase to approximately 29.6 million shares, up from approximately 14.8 million shares outstanding prior to the split.

“In light of our continuing strong operating performance and the stock price appreciation over the last three years, we felt it was an appropriate time to implement a stock split,” said President and Chief Executive Officer Stanley A. Galanski. “We believe this action, together with our recently introduced quarterly cash dividend, makes our shares more attractive to a broader range of investors and enhances the liquidity of our shares.”

About Navigators

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies and operations at Lloyd’s. Navigators has offices in the United States, the United Kingdom and Continental Europe, as well as a representative office in China.

Safe Harbor

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators’ undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Senior Vice President and Chief Financial Officer

203-905-6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531